Exhibit 99.1

FOR IMMEDIATE RELEASE

MARQUEE HOLDINGS INC. ANNOUNCES PROPOSED
SENIOR UNSECURED TERM LOAN FACILITIES AND CONSENT SOLICITATION FOR ITS 12% SENIOR DISCOUNT NOTES DUE 2014

Kansas City, Mo.    (June 5, 2007) — Marquee Holdings Inc. (“Marquee”), the parent of AMC Entertainment Inc. (“AMCE”), announced today that it intends, subject to certain conditions, for a newly formed holding company that will become the sole parent of Marquee (“Holdco”) to enter into a five-year $400.0 million aggregate principal amount senior unsecured term loan facility.  Affiliates of JPMorgan Chase Bank, N.A. will be the initial lender and administrative agent under this facility, and J.P. Morgan Securities Inc. will serve as a lead arranger and bookrunning manager for this facility.  It is intended that the net proceeds from this facility will be used to pay a dividend to Marquee’s current stockholders.  Neither Marquee, AMCE nor any of its subsidiaries will be a party to the facility.

Marquee also announced today a solicitation of consents (the “Consent Solicitation”) to a proposed amendment (the “Amendment”) to the indenture (the “Indenture”) governing its 12% Senior Discount Notes due 2014 (CUSIP No. 57143VAC3) (the “Notes”), on the terms and subject to the conditions set forth in the Consent Solicitation Statement dated June 5, 2006 and the accompanying Letter of Consent (the “Consent Solicitation Documents”).  The Amendment would revise the restricted payments covenant to permit Marquee to make restricted payments in an aggregate amount of $275.0 million prior to making an election to pay cash interest on the Notes.  The Amendment will also contain a covenant by Marquee to make an election on August 15, 2007, the next semi-annual accretion date under the Indenture, to pay cash interest on the Notes.  As a result, Marquee would be required to make its first cash interest payment on the Notes on February 15, 2008.  Regardless of whether Marquee completes the Consent Solicitation, the new term loan facility described above will require Marquee to make this election on August 15, 2007.

Each holder who validly delivers Consents on or prior to the expiration of the Solicitation Period (as defined below) shall be entitled to a consent fee of $10 for each $1,000 principal amount at maturity of Notes as to which consents are delivered by such holders if such consents are accepted pursuant to the Consent Solicitation (the “Consent Fee”).

The Consent Solicitation expires at 5:00 p.m., New York City time, on June 8, 2007, unless extended or earlier terminated by Marquee (the “Solicitation Period”).

Delivery of Consents prior to the expiration of the Solicitation Period may be validly revoked at any time prior to the date on which the Requisite Consents (as defined below) have been obtained and evidence thereof has been delivered to the trustee under the Indenture.  Marquee reserves the right to terminate, withdraw or amend the Consent Solicitation at any time subject to applicable law.

Marquee expects to pay the Consent Fee in same-day funds on a date promptly following the expiration of the Solicitation Period.

Marquee’s Consent Solicitation is subject to the conditions set forth in the Consent Solicitation Documents, including the receipt of consents of the noteholders representing a majority in aggregate principal amount at maturity of the Notes (the “Requisite Consents”) issued under the Indenture.

Marquee has retained J.P. Morgan Securities Inc. to act as solicitation agent in connection with the Consent Solicitation.  Questions about the Consent Solicitation may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect).  Copies of the Consent Solicitation Documents and other related documents may be obtained from MacKenzie Partners, Inc., the information agent for the Consent Solicitation, at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or via email at proxy@mackenziepartners.com.

If the Amendment is approved, Marquee intends to use cash on hand at AMCE to pay a dividend to Marquee’s current stockholders in an aggregate amount of up to $275.0 million.  Marquee also has the option to instead fund such dividend by electing for Holdco to enter into an additional 364-day $275.0 million aggregate principal amount senior unsecured term loan facility.

The Consent Solicitation is being made solely by means of the Consent Solicitation Documents.  Under no circumstances shall this press release constitute a solicitation of consents to the Amendment.  No recommendation is made as to whether holders of the Notes should give their consent.

This press release does not constitute a solicitation of consents in any jurisdiction in which the making or acceptance of the Consent Solicitation would be unlawful.

Forward Looking Statements

Certain statements in this press release, as well as reports and other information Marquee files with the Securities and Exchange Commission, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, which may cause Marquee’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: national, regional and local economic conditions that may affect the markets in which Marquee operates; the levels of expenditures on entertainment in general and movie theatres in particular; increased competition within movie exhibition or other competitive entertainment mediums; technological changes and innovations, including alternative methods for delivering movies to consumers; the popularity of theatre attendance and major motion picture releases; shifts in population and other demographics; Marquee’s ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to Marquee; Marquee’s need for, and ability to obtain, additional funding for acquisitions and operations; risks and uncertainties relating to Marquee’s significant indebtedness; fluctuations in operating costs; capital expenditure requirements; changes in interest rates; and changes in accounting principles, policies or guidelines.  This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive.  In addition, new risks and uncertainties may arise from time to time.  Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.  Except as required by law, Marquee assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Marquee Holdings Inc. and AMC Entertainment Inc.

Marquee Holdings Inc., together with its direct subsidiary, AMC Entertainment Inc., is a worldwide leader in the theatrical exhibition industry.  With a history of industry leadership and innovation dating back to 1920, the company today serves more than 230 million guests a year and has interests in 382 theatres and 5,340 screens in 10 countries including the United States.  The company is headquartered in Kansas City, Missouri.  Additional information is available online at www.amctheatres.com.

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